Exhibit 10.4

December 29, 2015

Eric Meek
Quality Companies
9702 East 30th Street
Indianapolis, IN 46229

Re:  Letter Agreement Regarding Additional Reserve Account Contributions (the “Letter Agreement”)

Dear Eric:

Element Financial Corp., Delaware corporation (“Element”) and Celadon Group, Inc., a Delaware corporation and Quality Equipment Leasing, LLC, a Delaware limited liability company (together, “Celadon/Quality,” or “Servicer”) are parties to an Amended and Restated Reserve Account Agreement dated as of September 28, 2015 (the “Reserve Account Agreement”), pursuant to which a “Reserve Account” for Element’s benefit has been established. The Reserve Account is being held to collateralize and provide recourse for credit and asset losses experienced under certain transactions originated by Servicer and transferred to Element or transactions originated by Servicer on behalf of Element (the “Transactions”).  Servicer also serves as billing and collecting agent with respect to the Transactions for the benefit of Purchaser an pursuant to the Amended and Restated Service Account Agreement dated as of September 28, 2015, to which Servicer and Element are parties (the “Service Agreement”).   Element and Servicer, in consideration of the mutual covenants and amended agreements herein contained, and of other valuable considerations, including consideration under the Reserve Account and Service Agreements, receipt of which is hereby acknowledged, hereby agree as follows:

1. Reserve Account Contributions: Celadon/Quality shall contribute additional funds to the existing Reserve Account to be used as otherwise generally provided in the Reserve Account Agreement in order to bolster the reserves available with respect to the 2014-2015 Vintage (as defined in the Reserve Account Agreement) as follows:

(a)           Prior to December 31, 2015 Celadon/Quality will contribute an additional Two Million Five Hundred Thousand Dollars ($2,500,000) to the Reserve Account with respect to the 2014-2015 Vintage, which additional funds will be treated and reconciled in the same manner as all other deposits to the Reserve Account; and

(b)           Once the entire 2014-2015 Vintage has expired or has been terminated, and any payment obligations from Celadon/Quality to Element under the Reserve Account have been satisfied, then the amounts remaining in the Reserve Account with respect to the 2014-2015 Vintage will be distributed to Celadon/Quality, with the exception that all contributed 2014-2015 Vintage Gains (as defined below) will be distributed as outlined in paragraph (2) of this Letter Agreement.

2.           Directing all Gains on the sale of Vehicles into the Reserve Account:  Notwithstanding the terms of the Service Agreement, Celadon/Quality and Element agree that, from the date of this Letter Agreement forward, all gains (as described in paragraph (D) in the Distribution Waterfall (as defined in the Service Agreement)) with respect to sales of Vehicles in Positive Value Transactions (each as defined in the Service Agreement) from the 2014-2015 Vintage (the “2014-2015 Vintage Gains”) will be contributed to the Reserve Account.  The 2014-2015 Vintage Gains contributions will be segregated from an accounting standpoint from other contributions to the Reserve Account and shall otherwise be treated as follows:

(a)           The 2014-2015 Vintage Gains that are contributed to the Reserve Account will treated and reconciled in the same manner as all other contributions to the Reserve Account, except that the 2014-2015 Vintage Gains will be the last funds utilized from the Reserve Account.

(b)           The fifty percent (50%) portion of the 2014-2015 Vintage Gains contributed by Celadon/Quality will be held in the Reserve Account on a notional accounting basis in the same manner as any other contributions thereto are currently being held.  Conversely, the fifty percent (50%) portion of 2014-2015 Vintage Gains (following distribution of such gains by Servicer under the terms of the Service Agreement) shall be deemed contributed by Element to the Reserve Fund, but shall be held in cash by Element (the “Element Cash Sales Contribution”).  If Servicer requires the use of any portion of the Element Cash Sales Contribution to pay Covered Expenses and Perfect Pay obligations with respect to 2014-2015 Vintage (subject to the provisions hereof), then Celadon/Quality shall request a distribution of such funds from Element from the Element Cash Sales Contribution, and Element shall distribute such funds to Servicer on a monthly basis.

(c)           Once all the transaction comprising the 2014-2015 Vintage have expired or have been terminated, and all payment obligations from Servicer to Element under the Reserve Account have been satisfied, then the amounts remaining in the Reserve Account will be distributed to Celadon/Quality, with the exception that the 2014-2015 Vintage Gains will be split on a 50%/50% basis between Element and Quality/Celadon.

3.           Effect on Reserve Account and Service Agreements.  Except as explicitly set forth herein, this Letter Agreement shall not amend or otherwise effect the operation of the Reserve Account Agreement or the Service Agreement, each of which remains in full force and effect.

If Servicer agrees to be bound by the terms of this Letter Agreement, please execute this Letter Agreement below.  This Letter Agreement shall only become effective upon Servicer’s execution hereof.

Sincerely,

ELEMENT FINANCIAL CORP.

		By:	/s/ Rene Paradis
[Name, Title] Rene Paradis
EVP, CFO-CAO

The terms of this Letter Agreement are hereby agreed to.

CELADON GROUP, INC.

By:	/s/ Eric Meek
Name:	Eric Meek
Title:	President

QUALITY EQUIPMENT LEASING, LLC

By:	/s/ Eric Meek
Name:	Eric Meek
Title:	President

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